Westvaco



                                            December 29, 1995


TO:    All Employees

FROM:  John A. Luke, Jr.


Participation in Westvaco's Savings and Investment Program increased significantly in 1995 with the creation of a plan to include our hourly paid employees. We are extremely pleased with the very positive response to this plan; currently over 90 percent of all of our domestic employees are participating in our Savings and Investment Program.

New members of the S&I Plans will for the first time have an opportunity to exercise voting rights related to the shares of Westvaco common stock represented by the units credited to their plan account. This means that you can tell the Plan Trustee, Wachovia Bank of North Carolina, how you would like it, as Trustee, to vote on the matters of business that require approval at the company's annual meeting of shareholders.

Employees who are participants in the S&I Plans will shortly be receiving a Proxy Statement from the company officially announcing the 1996 annual meeting of shareholders to be held in New York City on February 27, 1996. Included in the proxy statement are the business matters on which the company's shareholders will be asked to vote. This year there are three proposals that will be presented: Election of three directors of the company; approval of the company's outside auditing firm; and an Annual Incentive Compensation Plan for senior officers of the company.

The nominees for election to the Board of Directors are each currently serving on the Board. The slate includes two outside directors, W. L. Lyons Brown, Jr. and William R. Miller, in addition to me. The outside auditing firm we are recommending for approval is Price Waterhouse LLP, one of the leading firms in the field. They have rendered highly professional and valuable service to Westvaco over many years.

The details of the proposed Annual Incentive Compensation Plan will be presented in the Proxy Statement. The Incentive Plan has been developed as a carefully designed response both to recent tax law changes and broad-based shareholder interest throughout our country in assuring that compensation for senior company management be tied directly to the performance of their companies and therefore be at risk.

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All Employees
December 29, 1995
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This proposed Plan does not suggest a change in the company's philosophy or tradition of relying on well-designed compensation programs to provide attractive and competitive levels of compensation for all employees. That approach has worked very well for a great many years, and we remain firmly committed to it.

Included with the Proxy Statement will be a confidential voting instruction card which should be used to instruct the Plan Trustee on how you wish to vote on each of the matters described in the Proxy Statement. Your voting instructions are strictly confidential and are only seen by authorized personnel of the Bank Trustee.

Your right to direct the vote of the stock associated with your interest in the Savings and Investment Plans is important, and I encourage you to return your confidential voting instruction card as promptly as possible. For your vote to be recorded, your card must be returned no later than February 20, 1996.

I look forward to the opportunity for all of us to work closely together as we face the challenges of the new year.